Exhibit 99.2

United States Holders

CISCO SYSTEMS, INC.

RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on July 31, 2026 (the “Closing Date”), Cisco Systems, Inc. (“Cisco”) acquired Widefield Security Inc. (“Company”) (the “Acquisition”), pursuant to the Agreement and Plan of Merger by and among Cisco, the Company and certain other parties dated on or about June 17, 2026 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding restricted stock units related to shares of Company common stock that were previously granted to you under the Company 2026 Equity Incentive Plan (the “Plan”). Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed Company’s obligations to honor each of your restricted stock unit award(s) related to shares of Company common stock granted to you under the Plan (the “Company RSU(s)”) and documented by a restricted stock unit agreement(s) and any amendment(s) entered into by and between you and Company (collectively, the “RSU Agreement(s)”) and such Company RSU(s) were accordingly converted into restricted stock units related to Cisco common stock (the “Assumed RSU(s)”). This Restricted Stock Unit Assumption Agreement (the “Agreement”) evidences the terms of the assumption of your Company RSU(s), including the necessary adjustments for assumption of the Company RSU(s) that are required by the Acquisition.

The table below summarizes your Company RSU(s) immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Stock Plan Name	[Field: Stock Plan Name]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Equity Exchange Ratio of 0.0776090, as determined in accordance with the terms of the Acquisition Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your Assumed RSU(s) was determined by multiplying the Equity Exchange Ratio by the number of shares of Company common stock remaining subject to your Company RSU(s) on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

United States Holders

Unless the context otherwise requires, for purposes of this Agreement, any references in the Plan and the RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “employer” means your actual employer. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or consultant of Company or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your Assumed RSU(s) remain the same as set forth in the RSU Agreement(s) and/or any notice of grant but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of terms in any employment offer letter (whether from Cisco, Company or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your Assumed RSU(s).) Vesting of your Assumed RSU(s) will be suspended during a leave of absence in accordance with your RSU Agreement(s) and Cisco’s policies. Cisco will withhold applicable taxes by withholding vested Cisco shares that would otherwise be released under the assumed Company RSU on the vest date. The number of Cisco shares withheld will be equal in value to the amount necessary to satisfy any such withholding tax obligation. All other provisions which govern either the settlement or the termination of your Assumed RSU(s) remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s), will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement, the Acquisition Agreement or otherwise in connection with the Acquisition.

UNLESS EXPRESSLY SET FORTH IN AN EMPLOYMENT AGREEMENT OR OFFER LETTER WITH CISCO, UPON TERMINATION OF YOUR EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION, EXCEPT AS MAY BE OTHERWISE DETERMINED BY CISCO IN ITS SOLE DISCRETION.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Cisco or any parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, subject to applicable law. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco equity plan under which such restricted stock units are granted, and such terms may be different from the terms of your Assumed RSU(s), including, but not limited to, vesting and forfeiture upon your termination of employment.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your Assumed RSU(s) will not be settled.

CISCO SYSTEMS, INC.

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the Assumed RSU(s) listed on the table above are hereby assumed by Cisco and are as set forth in the RSU Agreement(s) for such Assumed RSU(s), the Plan and this Restricted Stock Unit Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus

Non-U.S. Holders

CISCO SYSTEMS, INC.

NON-U.S. RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on July 31, 2026 (the “Closing Date”), Cisco Systems, Inc. (“Cisco”) acquired Widefield Security Inc. (“Company” and such acquisition, the “Acquisition”), pursuant to the Agreement and Plan of Merger by and among Cisco, the Company and certain other parties, dated on or about June 17, 2026 (the “Acquisition Agreement”). On the Closing Date, you held one or more outstanding restricted stock units related to shares of Company common stock that were previously granted to you under the Company’s 2026 Equity Incentive Plan (the “Plan”). Pursuant to the Acquisition Agreement, on the Closing Date, Cisco assumed the Company’s obligations to honor each of your restricted stock unit award(s) related to shares of Company common stock granted to you under the Plan (the “Company RSUs”) and documented by a restricted stock unit agreement and any amendment(s) entered into by and between you and Company (collectively, the “RSU Agreement”), and such Company RSUs were accordingly converted into restricted stock units related to Cisco common stock (the “Assumed RSUs”). This Non-U.S. Restricted Stock Unit Assumption Agreement (the “Agreement”) evidences the terms of the assumption of your Company RSUs, including the necessary adjustments for assumption of the Company RSUs that are required by the Acquisition.

The table below summarizes your Company RSUs immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Stock Plan Name	[Field: Stock Plan Name]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Equity Exchange Ratio of 0.0776090, as determined in accordance with the terms of the Acquisition Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your Assumed RSUs was determined by multiplying the Equity Exchange Ratio by the number of shares of Company common stock remaining subject to your Company RSUs on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

Non-U.S. Holders

Unless the context otherwise requires, for purposes of this Agreement, any references in the Plan and the RSU Agreement to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock,” “Shares” or “Ordinary Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. As used in this Agreement, “employer” means your actual employer. All references in the RSU Agreement and the Plan relating to your status as an employee or consultant of Company or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your Assumed RSUs remain the same as set forth in the RSU Agreement and/or any notice of grant but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. (In this respect, please note that any discussion of terms in any employment offer letter or any other documentation (whether from Cisco, the Company or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your Assumed RSUs). Vesting of your Assumed RSUs will be suspended during all leaves of absence in accordance with your RSU Agreement and Cisco’s policies subject to applicable law. All other provisions which govern either the settlement or the termination of your Assumed RSUs remain the same as set forth in the RSU Agreement, and the provisions of the RSU Agreement, will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement (including any Country-Specific Addendum), the Acquisition Agreement or otherwise in connection with the Acquisition.

UNLESS EXPRESSLY SET FORTH IN AN EMPLOYMENT AGREEMENT OR OFFER LETTER WITH CISCO, UPON NOTICE OF TERMINATION OF YOUR EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION, EXCEPT AS MAY BE OTHERWISE DETERMINED BY CISCO IN ITS SOLE DISCRETION.

Nothing in this Agreement or the RSU Agreement interferes in any way with your right and the right of Cisco or any parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason, whether or not in breach of local labor laws. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco equity plan under which such restricted stock units are granted, and such terms may be different from the terms of your Assumed RSUs, including, but not limited to, vesting and forfeiture upon your termination of employment.

The following are additional terms and conditions of your Assumed RSUs:

Tax-Related Items.

Prior to conversion of the Assumed RSUs if the conversion is a taxable event in your country, you authorize Cisco and/or your Employer, or their respective agents, at their discretion to satisfy any obligations for tax liability, including income tax, payroll tax, social contributions, or any other tax-related withholding (“Tax-Related Items”) in relation to your Assumed RSUs by one or a combination of the following: (1) withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the Employer; (2) withholding from proceeds of the sale of the shares issued upon settlement of the Company RSUs either through a voluntary sale or through a mandatory sale arranged by Cisco (on your behalf, pursuant to this authorization); (3) withholding of shares that would otherwise be issued upon vesting of the Company RSUs; or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by Cisco. If the obligation for Tax-Related Items is satisfied by withholding of shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested Company RSUs, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. To avoid financial accounting charges under applicable accounting guidance, Cisco may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, you must pay to Cisco or the Employer any amount of Tax-Related Items that Cisco or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Cisco may refuse to convert your Assumed RSUs and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph.

Non-U.S. Holders

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Cisco or the Employer. You further acknowledge that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Company RSUs, including the grant, vesting, conversion into restricted stock units over Cisco shares, any acceleration of vesting, the subsequent sale of shares acquired pursuant to vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the conversion of Company RSUs into restricted stock units over Cisco shares, any acceleration of vesting or any aspect of the Company RSUs to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you become subject to taxation in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that Cisco and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its parent, subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number (or other passport, social or national identification number), salary, nationality, citizenship, job title, residency status, any shares or directorships held in Cisco, details of all Assumed RSUs or any other entitlement to shares of stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor and any other personal information that could identify you (“Data”), for the purpose of implementing, administering and managing your participation in the Plan.

You understand that Data may be transferred to Cisco or any of its parent, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the Assumed RSUs under the Plan or with whom shares acquired pursuant to the vesting of the Assumed RSUs or cash from the sale of shares may be deposited. Furthermore, you acknowledge and understand that the transfer of such Data to Cisco or any of its parent, subsidiaries or affiliates, or any third parties is necessary for your participation in the Plan.

You further acknowledge that refusal or withdrawal of the consents herein may affect your ability to realize benefits from the Assumed RSUs and your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

No Entitlement or Claims for Compensation.

By accepting this Agreement, you hereby acknowledge and agree as follows:

a) Your rights, if any, in respect of or in connection with the Assumed RSUs or any other stock award are derived solely from the discretionary decision of Cisco to permit you to benefit from a discretionary award. The Plan may be amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plan and this Agreement or the RSU Agreement. By accepting this Agreement, you expressly acknowledge that there is no obligation on the part of Cisco to continue the Plan and/or grant any additional stock awards or benefits in lieu of restricted stock units, options or any other stock awards even if Company RSUs have been granted repeatedly in the past. All decisions with respect to future stock awards, if any, will be at the sole discretion of Cisco.

Non-U.S. Holders

b) The Assumed RSUs and the shares subject to the Assumed RSUs are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or Cisco or its parent, subsidiaries or affiliates. The value of the Assumed RSUs and the shares subject to the Company RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or Cisco or its parent, subsidiaries or affiliates and which are outside the scope of your written employment agreement (if any).

c) You acknowledge that you are voluntarily participating in the Plan.

d) Neither the Plan nor the Assumed RSUs or any other stock award granted under the Plan shall be deemed to give you a right to remain an employee, consultant or director of Cisco, its parent, subsidiaries or affiliates. The Employer reserves the right to terminate your service at any time, with or without cause, and for any reason, subject to applicable laws, Cisco’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

e) Your participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer or Cisco or its parent, subsidiaries or affiliates.

f) The future value of the underlying shares is unknown and cannot be predicted with certainty. If you vest in the Assumed RSUs and obtain shares, the value of the shares acquired upon issuance may increase or decrease in value. You understand that neither the Employer, nor Cisco or its parent, subsidiaries or affiliates is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar (or the selection by Cisco or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Assumed RSUs or shares received (or the calculation of income or any taxes, social contributions, or other charges thereunder).

g) In consideration of the conversion of the Assumed RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the Assumed RSUs resulting from termination of your service by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Cisco and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

h) In the event of your termination of service, your right to vest in the Assumed RSUs will end as of the date you are no longer an active employee and will not be extended by any notice period mandated under contract or local law, unless Cisco in its exclusive discretion determines otherwise.

i) You agree that Cisco may require the Company RSUs assumed and converted hereunder and the shares held by a broker to be designated by Cisco.

j) You agree that your rights to acquire shares or proceeds from the sale of shares hereunder (if any) shall be subject to set-off by Cisco for any valid debts that you owe to Cisco.

k) The Company RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

l) Cisco and the Employer are not providing any tax, legal or financial advice, nor are Cisco and the Employer making any recommendations regarding your participation in the Plan, or your acquisition or sale of Cisco shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Non-U.S. Holders

You hereby acknowledge and agree as follows: (a) the conversion and adjustment of your Assumed RSUs and/or acceleration of vesting of your Assumed RSUs to awards over Cisco shares may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such Assumed RSUs, and that the Company, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your Assumed RSUs; (b) you received information regarding the adjustment and conversion of your Company RSUs; and (c) you acknowledge that vesting and settlement of your Company RSUs and the issuance of shares are contingent upon compliance with applicable local laws; in particular, if allowing you to vest in or receive Assumed RSUs or shares subject to the Company RSUs would not be compliant with applicable foreign securities laws, you will not be permitted to receive shares under this Agreement.

You acknowledge that if you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will take precedence. Cisco may, in its sole discretion, decide to deliver any documents related to the Assumed RSUs and this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an online or electronic system established and maintained by Cisco or a third party designated by Cisco.

Cisco reserves the right to impose other requirements on your participation in the Plan, on the Assumed RSUs and on any shares acquired under the Plan, to the extent Cisco determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are residing or working at the time of vesting of the Assumed RSUs, while you hold shares, or at the sale of shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill. Any additional requirements may be outlined in but are not limited to the Country-Specific Addendum attached hereto, which forms part of the Agreement. Notwithstanding any provision herein to the contrary, the Assumed RSUs and any shares shall be subject to any special terms and conditions or disclosures as set forth in any attached Country-Specific Addendum for your country (or any country you relocate to), which forms part the Agreement.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your Assumed RSUs will not be settled.

CISCO SYSTEMS, INC.

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the Assumed RSU listed on the table above are hereby assumed by Cisco and are as set forth in the RSU Agreement for such Assumed RSUs, the Plan and this Non-U.S. Restricted Stock Unit Assumption Agreement.

ATTACHMENTS

Exhibit A - Form S-8 Prospectus